 Vertex Energy, Inc 8-K

EXHIBIT 16.1

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

Vertex Energy, Inc. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated April 5, 2017.  We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ Hein & Associates LLP

Hein & Associates LLP

April 5, 2017